NEWS
For Immediate Release

THOMAS & BETTS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2005 EARNINGS

Fourth Quarter Sales Up 11 Percent; Earnings Per Share $0.42;
E.P.S. Includes $0.27 Charge for Repatriated Foreign Earnings

MEMPHIS, Tenn. - Feb. 6, 2006 - Thomas & Betts Corporation (NYSE:TNB) today reported fourth quarter 2005 net earnings of $25.8 million or $0.42 per diluted share. These results include an income tax charge of $16.4 million ($0.27 per share) related to the repatriation of $200 million in foreign earnings during the quarter. In 2004, fourth quarter net earnings were $24.2 million or $0.40 per diluted share.

Fourth quarter 2005 net sales rose 10.7 percent to $443.0 million, compared to $400.1 million in the prior-year period. Higher sales volume and price increases to offset higher material and energy costs contributed significantly to the sales improvement. The effect of foreign currency on sales was not significant in the quarter.

Earnings from operations were $59.2 million in the quarter, up $18.7 million or 46.0 percent compared to $40.5 million reported in the fourth quarter 2004. As a percentage of sales, fourth quarter earnings from operations improved to 13.4 percent from 10.1 percent in the prior year period. Higher sales volumes, favorable mix and operating efficiency improvements contributed to the earnings increase in 2005.

Fourth quarter 2005 gross margin was 30.4 percent of sales, compared to 28.5 percent in the prior year period. Selling, general and administrative expense was $75.4 million, or 17.0 percent of sales, compared to $73.7 million, or 18.4 percent of sales, in the fourth quarter 2004.

Income tax expense reflected favorable adjustments of $3.9 million ($0.06 per share) in the fourth quarter 2005 while the prior-year period included favorable adjustments of approximately $0.8 million ($0.01 per share).

“Each of our businesses continued to perform well in the fourth quarter, achieving robust year-over-year sales growth and double-digit segment earnings as a percent of sales,” said Dominic J. Pileggi, chairman and chief executive officer. “We are also pleased with the strong sales and earnings momentum realized for the full year. We successfully offset higher material and energy costs, further improved operating efficiencies and delivered very strong operating cash flow.”

FULL YEAR RESULTS

Net sales for the full year 2005 were $1.7 billion, up 11.8 percent from 2004 net sales of $1.5 billion. Higher sales volume and price increases to offset higher material and energy costs contributed significantly to the sales improvement while favorable foreign currency exchange accounted for approximately $22 million of the sales increase.

2005 net earnings were $113.4 million or $1.86 per diluted share. This compares to $93.3 million or $1.57 per diluted share in 2004. 2005 results include the previously noted income tax charge of $16.4 million ($0.27 per share) related to the repatriation of foreign earnings while 2004 results benefited from a $13.0 million pre-tax gain
($0.14 per share) from the sale of a minority interest in a European joint venture. Both periods reflect favorable income tax adjustments.

SEGMENT RESULTS

Electrical segment fourth quarter sales were $352.5 million, a 9.6 percent increase over the fourth quarter 2004. For the full year, electrical segment sales were $1.4 billion compared to $1.3 billion in 2004. Improved sales volume and higher selling prices contributed significantly to the sales growth. The effect of foreign currency was not significant in the quarter and accounted for approximately $21 million of the sales increase for the full year. Solid demand in industrial, light commercial construction and utility distribution markets drove the sales improvement.

Electrical segment earnings were $44.9 million in the fourth quarter, up 52.6 percent compared to the fourth quarter 2004, while full year 2005 segment earnings increased 34.5 percent to $161.8 compared to 2004. As a percent of sales, fourth quarter segment earnings were 12.7 percent in 2005 and 9.2 percent in 2004. For the full year, segment earnings were 11.7 percent of sales in 2005 compared to
9.6 percent for full year 2004. The earnings improvement reflects higher sales volumes, operating efficiencies and the company’s continued ability to offset higher material and energy costs through higher selling prices.

Sales in the Steel Structures segment were $49.5 million in the quarter, up 20.3 percent compared to the prior year period. For the full year, segment sales were $186.0 million, up 33.2 percent on a year-over-year basis. Continued strong demand by utilities and the company’s increased manufacturing capacity contributed to the sales improvement.

Steel Structures segment earnings were $8.2 million in the fourth quarter, up 24.6 percent from $6.6 million in segment earnings in the prior-year period. Full year 2005 segment earnings increased 84.7 percent to $29.0 million, compared to $15.7 million in 2004. As a percent of sales, fourth quarter 2005 segment earnings were 16.6 percent compared to 16.1 percent in the fourth quarter 2004. For the full year, segment earnings were 15.6 percent of sales compared to 11.2 percent in 2004. Higher sales volumes and favorable mix drove the year-over-year earnings improvement.

Fourth quarter 2005 HVAC segment sales increased 9.5 percent year over year to $41.0 million. For the full-year 2005, HVAC sales rose 7.7 percent to $132.1 million, compared to 2004. Segment earnings were $6.4 million, up 34.2 percent compared to the fourth quarter 2004. Full year segment earnings increased 41.4 percent to $14.6 million, compared with $10.3 million in 2004. As a percent of sales, fourth quarter segment earnings were 15.6 percent compared to 12.7 percent in the 2004 period. For the full year, segment earnings were 11.0 percent of sales compared to 8.4 percent for the prior year. The earnings improvement reflects disciplined cost controls, improved operational efficiency and higher sales.

CASH FLOW AND DEBT HIGHLIGHTS

Thomas & Betts continued to demonstrate strong cash generation and ended 2005 with approximately $509 million in cash and marketable securities. Improved profitability and a continued emphasis on tightly managing working capital contributed to the strong cash performance.

At December 31, 2005, total debt was $538 million, or 33.8 percent of total capitalization, compared to 37.7 percent of total capitalization at the end of 2004.

2006 DIRECTIONAL GUIDANCE

“We believe that we will continue to see solid underlying demand in industrial, commercial and utility markets in 2006. Given this, we expect mid-single digit sales growth driven primarily by volume and earnings per diluted share in the range of  $2.35 to $2.45 for the full year 2006,” said Pileggi.

The company’s 2006 earnings guidance includes expense of approximately $0.06 per share due to the adoption of SFAS 123 (R), “Share-Based Payment.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

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NOTE: The attached financial tables support the information in this news release:
Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows

CONTACT: Tricia Bergeron (901) 252-8266 or tricia.bergeron@tnb.com

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," “will,” and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Business Risks" section of the company's Form 10-K for the fiscal year ended December 31, 2004 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call/webcast to discuss the company’s fourth quarter and year-end 2005 results on Tuesday, February 7, 2006 at 11:00 a.m. EST (10:00 a.m. CST). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate Web site at www.tnb.com . The conference call will be recorded and available for replay through 12:00 midnight EST on Tuesday, February 14, 2006. To access the replay, please call 201-612-7415, account number 9517, pass code 188365.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales	$443,036	$400,120	$1,695,383	$1,516,292

Cost of sales	308,486	285,905	1,195,256	1,085,150
Gross margin	134,550	114,215	500,127	431,142
Gross margin - % of net sales	30.4%	28.5%	29.5%	28.4%

Selling, general and administrative	75,400	73,713	296,132	287,024
Selling, general and administrative - % of net sales	17.0%	18.4%	17.5%	18.9%

Earnings from operations	59,150	40,502	203,995	144,118
Earnings from operations - % of net sales	13.4%	10.1%	12.0%	9.5%

Income from unconsolidated companies	408	315	1,377	2,167
Interest expense, net	(4,890)	(7,348)	(25,214)	(30,608)
Other (expense) income, net	(798)	(728)	(4,298)	(825)
Gain on sale of equity interest	-	-	-	12,978

Earnings before income taxes	53,870	32,741	175,860	127,830

Income tax provision	28,101	8,495	62,452	34,575

Net earnings	$25,769	$24,246	$113,408	$93,255

Net earnings per share:
Basic earnings per share	$0.42	$0.41	$1.89	$1.59
Diluted earnings per share	$0.42	$0.40	$1.86	$1.57

Average shares outstanding:
Basic	60,686	58,889	60,054	58,610
Diluted	61,758	59,933	61,065	59,357

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales:
Electrical	$352,539	$321,541	$1,377,338	$1,253,990
Steel Structures	49,494	41,129	185,995	139,633
HVAC	41,003	37,450	132,050	122,669

Total net sales	$443,036	$400,120	$1,695,383	$1,516,292

Segment earnings:
Electrical	$44,932	$29,443	$161,823	$120,289
Steel Structures	8,239	6,613	28,998	15,704
HVAC	6,387	4,761	14,551	10,292

Total reportable segment earnings	59,558	40,817	205,372	146,285
Total reportable segment earnings - % of net sales	13.4%	10.2%	12.1%	9.6%

Interest expense, net	(4,890)	(7,348)	(25,214)	(30,608)
Gain on sale of equity interest	-	-	-	12,978
Other	(798)	(728)	(4,298)	(825)

Earnings before income taxes	$53,870	$32,741	$175,860	$127,830

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004

ASSETS

Current assets:
Cash and marketable securities	$508,896	$337,717
Receivables, net	185,391	172,745
Inventories	198,107	207,158
Other current assets	57,748	61,275
Total current assets	950,142	778,895

Net property, plant and equipment	267,026	276,144
Goodwill	462,810	463,264
Investments in unconsolidated companies	115,665	114,922
Other assets	124,753	122,527

Total assets	$1,920,396	$1,755,752

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$150,804	$2,830
Accounts payable	138,060	120,336
Accrued liabilities	115,547	115,243
Total current liabilities	404,411	238,409

Long-term debt	387,155	543,085
Other long-term liabilities	76,240	72,539

Shareholders' equity	1,052,590	901,719

Total liabilities and shareholders' equity	$1,920,396	$1,755,752

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date
	December 31,	December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$113,408	$93,255
Adjustments:
Depreciation and amortization	50,327	54,136
Gain on sale of equity interest	-	(12,978)
Deferred income taxes	28,159	12,523
Changes in operating assets and liabilities, net:
Receivables	(15,440)	1,282
Inventories	11,756	(12,682)
Accounts payable	17,837	3,250
Accrued liabilities	2,704	(3,490)
Funding to qualified pension plans	(28,693)	(78,187)
Other	13,039	6,802
Net cash provided by (used in) operating activities	193,097	63,911

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses	(16,526)	-
Purchases of property, plant and equipment	(36,455)	(25,419)
Marketable securities	(105,664)	(40,304)
Proceeds from sale of equity interest	-	20,929
Other	720	5,948
Net cash provided by (used in) investing activities	(157,925)	(38,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and other borrowings	(7,291)	(139,096)
Stock options exercised	34,650	14,666
Net cash provided by (used in) financing activities	27,359	(124,430)

EFFECT OF EXCHANGE RATE ON CASH	3,022	7,679

Net increase (decrease) in cash and cash equivalents	65,553	(91,686)
Cash and cash equivalents at beginning of period	151,189	242,875
Cash and cash equivalents at end of period	$216,742	$151,189

Cash payments for interest	$37,896	$44,203
Cash payments for income taxes	$36,470	$12,219

Prior periods reflect a reclassification between cash and cash equivalents and marketable securities to conform to the current year presentation.